Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016
Diluted earnings per share	$0.63	$0.54
Net Income	$1,730,000	$1,480,000
Return on average common equity	10.54%	9.48%
Return on average assets	1.05%	0.93%

Millersburg, Ohio – April 19, 2017 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced first quarter 2017 net income of $1,730,000, or $.63 per basic and diluted share, as compared to $1,480,000, or $.54 per basic and diluted share, for the same period in 2016.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.54% and 1.05%, respectively, compared with 9.48% and 0.93% for the first quarter of 2016.

Eddie Steiner, President and CEO stated, “We are pleased to report strong first quarter earnings. Demand for business and consumer loans remains steady, resulting in higher loan balances and increased earnings.”

Revenue, on a fully-taxable equivalent basis, totaled $7.1 million during the quarter, an 11% increase from the prior-year first quarter. Net interest income increased $577 thousand, or 11%, in the first quarter of 2017 compared to the same period in 2016. Loan interest income including fees increased $707 thousand during first quarter 2017 as compared to the same quarter in 2016. This increase was driven partially by an increase in average loan volume of $53 million across all categories of loans as well as in increase of 14 basis points in loan yield. The net interest margin of 3.85% compared favorably to 3.57% for first quarter 2016.

Noninterest income increased by $114 thousand, or 11%, in the first quarter of 2017 compared to 2016. The increase reflects growth in cash surrender value of life insurance, increases in debit card fee income, growth in service charges on deposit accounts, and the gain on sale of mortgage loans. During 2016 a write-down of fixed assets of $39 thousand occurred during first quarter which did not recur in 2017. The increases were partially offset by a decrease in trust and brokerage fee income.

Noninterest expense amounted to $4.6 million during the quarter, an increase of $657 thousand, or 16%, from first quarter 2016. This increase is attributable to CSB providing a $540 thousand provision for unfunded loan commitments due to the impairment of a commercial line of credit. Salary and employee benefits rose $132 thousand, or 6%, on a quarter over prior year quarter with increases in salary, healthcare, and employment taxes. The Company’s first quarter efficiency ratio amounted to 65.4% as compared to 62.2% for the same quarter in the prior year.

Federal income tax provision totaled $752 thousand in first quarter 2017, compared to $644 thousand for the same quarter in 2016 reflecting a slightly decreased effective tax rate in 2017 from an increase in nontaxable income.

Average total assets during the quarter amounted to $667 million, an increase of $26 million, or 4%, above the same quarter of the prior year. Average loan balances of $481 million increased $53 million, or 12%, from the prior year first quarter while average securities balances of $133 million decreased $27 million, or 17%, as compared to first quarter 2016.

Average commercial loan balances for the quarter, including commercial real estate, increased $28 million, or 10%, from prior year levels. Average residential mortgage balances increased $16 million, or 19%, over the prior year’s quarter. Average home equity balances increased $4 million, or 9%, and average consumer credit balances increased $4 million, or 41%, versus the same quarter of the prior year.

Delinquent loan balances as of March 31, 2017 amounted to 1.25% of total loans as compared to 0.63% at March 31, 2016. Nonperforming assets totaled $4.9 million, or 1.02%, of total loans plus other real estate, an increase of $3 million over March 31, 2016. The allowance for loan losses amounted to 1.13% of total loans on March 31, 2017 as compared to 1.15% at March 31, 2016.

Net loan recoveries recognized during first quarter 2017 were $323 thousand, or 0.27% annualized, compared to first quarter 2016 net loan recoveries of $179 thousand.

Average deposit balances for first quarter 2017 totaled $531 million, an increase of $19 million, or 4%, from the prior year’s first quarter. Within the deposit category, average noninterest-bearing account balances for the first quarter increased by $24 million, or 17%, above the same period in the prior year. Average interest-bearing checking, money market, and traditional savings balances increased $2 million, or 1%, from year ago levels, while average time deposit balances decreased $7 million, or 6%, from first quarter 2016. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the first quarter of 2017 increased by $3 million, or 6%, compared to the average for the same period in the prior year. Repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $66.9 million on March 31, 2017 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 9.2% on March 31, 2017, as compared to 9.1% on March 31, 2016. The Company declared a first quarter dividend of $0.20 per share producing an annualized yield of 2.6% based on the March 31, 2017 closing price of $31.00.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $680 million as of March 31, 2017. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2017	2016	2016	2016	2016
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income FTE (a)	$5,955	$6,022	$5,597	$5,539	$5,373
Provision for loan losses	(160)	—	164	165	164
Other income	1,106	1,112	1,095	1,097	992
Other expenses	4,646	4,210	3,994	4,062	3,989
FTE adjustment (a)	93	91	100	93	88
Net income	1,730	1,953	1,694	1,611	1,480
Diluted earnings per share	0.63	0.72	0.61	0.59	0.54

PERFORMANCE RATIOS
Return on average assets (ROA)	1.05%	1.17%	1.03%	1.00%	0.93%
Return on average common equity (ROE)	10.54%	11.76%	10.29%	10.14%	9.48%
Net interest margin FTE (a)	3.85%	3.83%	3.61%	3.65%	3.57%
Efficiency ratio	65.39%	58.59%	59.23%	60.76%	62.20%
Number of full-time equivalent employees	164	165	165	166	162

MARKET DATA
Book value/common share	$24.41	$23.85	$23.98	$23.49	$22.90
Period-end common share mkt value	31.00	31.00	25.17	25.20	24.25
Market as a % of book	127.00%	129.98%	104.96%	107.28%	105.90%
Price-to-earnings ratio	12.16	12.60	10.80	11.00	10.78
Cash dividends/common share	$0.20	$0.20	$0.20	$0.19	$0.19
Common stock dividend payout ratio	31.75%	27.78%	32.79%	32.20%	35.19%
Average basic common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,741,379
Average diluted common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,741,379
Period end common shares outstanding	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$85,010	$85,010	$69,022	$69,104	$66,499

ASSET QUALITY
Gross charge-offs	$13	$44	$346	$18	$10
Net (recoveries) charge-offs	(323)	(289)	318	14	(179)
Allowance for loan losses	5,454	5,291	5,002	5,156	5,005
Nonperforming assets (NPAs)	4,909	1,684	2,849	2,806	1,915
Net charge-off (recovery) /average loans ratio	(0.27)%	(0.25)%	0.27%	0.01%	(0.17)%
Allowance for loan losses/period-end loans	1.13	1.11	1.08	1.14	1.15
NPAs/loans and other real estate	1.02	0.35	0.62	0.62	0.44
Allowance for loan losses/nonperforming loans	111.10	314.19	177.61	188.59	261.35

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.17%	9.07%	9.34%	9.19%	9.11%
Average equity to assets	9.98	9.95	10.02	9.88	9.77
Average equity to loans	13.85	14.25	14.33	14.29	14.63
Average loans to deposits	90.45	87.15	87.89	86.71	83.55

AVERAGE BALANCES
Assets	$666,650	$664,158	$653,635	$646,642	$640,670
Earning assets	627,520	625,320	616,555	610,138	604,911
Loans	480,656	463,725	456,865	447,009	427,916
Deposits	531,380	532,102	519,828	515,511	512,192
Shareholders’ equity	66,560	66,094	65,471	63,877	62,625

ENDING BALANCES
Assets	$679,437	$669,978	$654,391	$649,890	$637,202
Earning assets	640,113	631,069	617,264	610,221	602,306
Loans	480,709	475,449	463,211	450,789	433,453
Deposits	542,180	540,785	522,240	516,497	509,980
Shareholders’ equity	66,927	65,415	65,751	64,407	62,796

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31, 2017	March 31, 2016
(Dollars in thousands, except per share data)
ASSETS
Cash and cash equivalents
Cash and due from banks	$13,911	$12,527
Interest-earning deposits in other banks	24,476	14,844
Federal Funds Sold	—	—

Total cash and cash equivalents	38,387	27,371
Securities
Available-for-sale, at fair-value	102,158	122,242
Held-to-maturity	27,892	27,025
Restricted stock, at cost	4,614	4,614

Total securities	134,664	153,881
Loans held for sale	264	128
Loans	480,709	433,453
Less allowance for loan losses	5,454	5,005

Net loans	475,255	428,448

Goodwill and core deposit intangible	5,082	5,202
Bank owned life insurance	12,959	10,152
Premises and equipment, net	8,656	8,032
Accrued interest receivable and other assets	4,170	3,988

TOTAL ASSETS	$679,437	$637,202

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$171,235	$145,967
Interest-bearing	370,945	364,013

Total deposits	542,180	509,980

Short-term borrowings	54,022	48,787
Other borrowings	12,304	13,332
Accrued interest payable and other liabilities	4,004	2,307

Total liabilities	612,510	574,406

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2017 and 2016	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	43,810	38,989
Treasury stock at cost - 238,360 shares in 2017 and 2016	(4,784)	(4,784)
Accumulated other comprehensive (loss) gain	(543)	147

Total shareholders’ equity	66,927	62,796

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$679,437	$637,202

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Quarter ended March 31,
(Dollars in thousands, except per share data)	2017	2016
Interest and dividend income:
Loans, including fees	$5,449	$4,742
Taxable securities	598	737
Nontaxable securities	165	154
Other	34	28

Total interest and dividend income	6,246	5,661

Interest expense:
Deposits	267	259
Other	117	117

Total interest expense	384	376

Net interest income	5,862	5,285
Provision for loan losses	(160)	164

Net interest income after provision for loan losses	6,022	5,121

Noninterest income
Service charges on deposits accounts	291	278
Trust services	207	226
Debit card interchange fees	288	262
Gain on sale of loans	42	32
Gain on sale of securities	—	—
Other	278	194

Total noninterest income	1,106	992

Noninterest expenses
Salaries and employee benefits	2,459	2,327
Occupancy expense	210	244
Equipment expense	170	174
Professional and director fees	169	174
Software expense	210	187
Marketing and public relations	78	85
Debit card expense	130	104
Provision for unfunded loan commitments	540	—
Other expenses	680	694

Total noninterest expenses	4,646	3,989

Income before income tax	2,482	2,124
Federal income tax provision	752	644

Net income	$1,730	$1,480

Net income per share:
Basic	$0.63	$0.54

Diluted	$0.63	$0.54